Exhibit 99.1

COURT OF COMMON PLEAS
IN RE: SOVEREIGN BANCORP, INC.	PHILADELPHIA COUNTY
SHAREHOLDERS LITIGATION
November Term, 2008

Case No. 2587

Class and Derivative Action
SUMMARY NOTICE OF PENDENCY OF SHAREHOLDER DERIVATIVE
AND CLASS ACTION, PROPOSED SETTLEMENT THEREOF AND HEARING

TO:	ALL PERSONS WHO OWNED SHARES OF COMMON STOCK OF SOVEREIGN BANCORP, INC. (“SOVEREIGN”) FROM OCTOBER 13, 2008 TO AND INCLUDING THE EFFECTIVE DATE OF THE PROPOSED TRANSACTION, (THE PROPOSED “CLASS”) AND ALL CURRENT OWNERS OF SOVEREIGN COMMON STOCK
YOU ARE HEREBY NOTIFIED that a hearing will be held on April 2, 2009 at 9:30 a.m. in the Court of Common Pleas, Philadelphia County (the “Common Pleas Court”), Courtroom 246 at Philadelphia City Hall, Broad and Market Streets, Philadelphia, PA, in connection with the proposed settlement (the “Settlement”) of a class action and shareholder derivative action (“Action”). The Court will determine whether to approve as fair, reasonable, and adequate the Settlement of the Action, which was reached after a full evidentiary hearing on plaintiffs’ motion to enjoin the shareholder vote and transaction described below, The Court will determine whether to dismiss the Action pursuant to the Settlement and whether the application of Plaintiffs’ Counsel for an award of attorneys’ fees and reimbursement of expenses should be approved.
IF YOU OWNED SOVEREIGN COMMON STOCK FROM OCTOBER 13, 2008 TO AND INCLUDING THE EFFECTIVE DATE OF THE PROPOSED MERGER, OR IF YOU CURRENTLY OWN SOVEREIGN COMMON STOCK, YOUR RIGHTS MAY BE AFFECTED BY THE SETTLEMENT OF THE ACTION.

Plaintiffs have alleged that Defendants breached their fiduciary duties and issued materially false and misleading statements in connection with Banco Santander’s proposed purchase, pursuant to a Transaction Agreement dated October 13, 2008, of the shares of Sovereign that Santander does not already own. Among other things, the proposed Settlement provides for additional disclosures regarding the background of the proposed transaction and Santander’s reasons for entering into the proposed transaction; a reduction in the amount of the Termination Fee set forth in the Transaction Agreement; special provisions that protect existing Pennsylvania employees of Sovereign from additional layoffs and that assure certain Sovereign employees of severance packages if Sovereign terminates their employment without cause; payment of Santander ADSs representing 100 shares of Santander ordinary shares to every employee of Sovereign employed on the closing date; and guarantee of the payment of the previously announced Santander dividend or an amount equal to this dividend to all Sovereign shareholders who exchange their shares in connection with the proposed transaction.
Class members may opt out of the Class Settlement. For the opt-out to be effective, however, Class members must have voted AGAINST the transaction on or before the shareholder meeting to be held on January 28, 2009.
Class Members and current Shareholders may object to any aspect of the Settlement or the application for attorneys’ fees. You must file a written notice of objection by March 13, 2009, in the manner and form explained in the detailed Notice, to be mailed shortly. For further information or inquiries regarding the proposed Settlement and its terms, please review the Form 8-K filed by Sovereign with the Securities & Exchange Commission on or about January 21, 2009 or visit www.sovereignshareholderlitigation.com. The detailed Notice will be mailed to Class members and all current shareholders,
Inquiries should NOT be directed to Sovereign, Santander, the Court, the Prothonotary or the Court Administrator.
Dated: January 21, 2009
BY ORDER OF THE COURT

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Banco Santander, S.A.
Date: January 22, 2009	By:	/s/ José Antonio Álvarez
		Name:	José Antonio Álvarez
		Title:	Executive Vice President